Exhibit 99(a)
Hyperdynamics Corporation
Exploration Programs / Joint and New Venture Committee Charter
July 21, 2009
Purpose

What is the purpose of the Exploration Programs/Joint Venture Process Committee (the “Committee”)?

With regard to the Guinea offshore 31,000 square mile oil and gas asset, Hyperdynamics Corporation (the “Company”) recognizes the critical importance of executing the Exploration Program requirements of the Company’s September 22, 2006 Production Sharing Contract between its wholly owned subsidiary SCS Corporation and the Republic of Guinea, West Africa. The Company recognizes that this exploration work is highly technical and scientifically based. As the Company has invested approximately over $30,000,000 in recoverable costs since its involvement in offshore Guinea since 2002, it is also recognized and the board and management believes that it is time to work diligently toward diversifying the Company’s risk by establishing Joint Venture Partners.  Thus, the recognized and is now the stated purpose of this Committee is:

•	To audit the Exploration Work ongoing in the Company’s offshore exploration block, advising and corroborating with management regarding all Exploration Programs for offshore Guinea
•	To advise and recommend to non-technical board members with regard to specifics regarding the Exploration work and programs being performed by the Company
•	To advise and recommend to the Chief Executive and Financial Management of the Company with regard to ways to finance Exploration Programs in ways to bring the most positive shareholder value.
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To audit the sales process and specific status for each potential JV Partner and any related negotiations, advising and recommending to management regarding the Joint Venture Process to sell working interest in portions of the Company’s offshore Guinea asset.

•	To audit, corroborate, and recommend with management and to the board of directors with regard to diversification exploration opportunities

Composition and Meetings

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Membership. A Committee member shall be a member of the Board of Directors in good standing and also consist of the Chief Executive Officer of the Company. The Board will elect Committee members to serve yearly terms.  Members shall serve until their successors are duly elected and qualified.  The Board may remove members from the Committee by majority vote, with or without cause.

•	Independence. There is no requirement for independence to be a member of the Committee.
•	Number. The Committee shall initially be comprised of at least two (2) members, one of which will be the Chief Executive Officer. The committee may be increased to three (3) members by board action.
•	Literacy. Each Committee member shall be requisitely experienced in oil and gas exploration with regard to various required aspects of Geology and/or Geophysics.
•	Chair. The board shall appoint a Chairman for this Committee
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Meetings.  The Committee shall meet at least quarterly.  Meetings may be conducted in person, by conference call, or using video conferencing.  Additional meetings may be conducted as frequently as the members deem necessary.

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Compensation and Expenses.  The Board of Directors shall determine the compensation for the Chairman and other Committee members.  Reasonable and documented expenses to fulfill the purpose of the Committee members shall be reimbursed to Committee members.